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                                                                    EXHIBIT 99.3


                     [LETTERHEAD OF CENTRAL GARDEN & PET]

                                        Contacts:  Gregory Reams
                                                   Central Garden & Pet
                                                   (510) 283-4573

                                                   Paul Verbinnen/Debbie Miller
                                                   Sard Vebinnnen & Co.
                                                   (212) 687-8080


         CENTRAL GARDEN & PET COMPLETES ACQUISITION OF PENNINGTON SEED
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     LAYFETTE, CA, March 4, 1998 -- Central Garden & Pet Company (NASDAQ:CENT)
today announced that is has completed the previously announced acquisition of Pennington Seed, Inc., a manufacturer of proprietary branded grass and wild bird seed, including such brand names as Pennington Seed/R/, Green Charm/R/, Penkoted/R/ and Eliminator/R/, and a manufacturer and distributor of lawn and garden products, for a combination of cash and Central Common Stock. In addition, Sonny Pennington, the President of Pennington Seed, had been appointed to Central's Board of Directors, effective today.

     Pennington Seed reported consolidated annual sales of approximately $300 million in 1997. Principal customers include large national chains such as Wal-Mart, Kmart, Lowes and Home Depot as well as independent retailers. Based in Madison, Georgia, Pennington has approximately 750 employees.

     In accordance with the terms of the purchase agreement, Central intends to file with the Securities and Exchange Commission a Registration Statement on Form S-3 in order to register the shares of Central Common Stock issued in the Pennington acquisition.

     Central Garden & Pet Company is the leading national distributor of lawn and garden and pet supply products. Central offers customers a wide array of value-added services designed to increase the sales and profitability of both manufacturers and retailers, including inventory management, advertising and promotional programs, in-store service and display building and sales program development. Central also offers lines of proprietary branded products which include Kaytee/R/, TFH/R/, Zodiac/R/, and Four Paws/R/ pet producers, Island/R/ aquariums, Matthews/R/ redwood products and Grant's/R/ ant control products.

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